Exhibit 3

Names and Addresses of the Underwriters

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018